Exhibit 99.1

Lexaria Announces Price Cuts on ViPovaTM Tea Products.

Kelowna, BC / November 15, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) announces dramatic price cuts on all ViPovaTM tea products, just in time for the busiest shopping season of the year.

Effective immediately, all ViPovaTM black and herbal teas have new lower retail prices of just US$15.99 for a box of 16 teabags, always fortified with full spectrum hemp oil that utilizes Lexaria’s patented absorption and taste enhancing technology. Previously, 16 teabags were priced at US$48, making this a price reduction of 73%.

Lexaria is committed to always placing its customers first, and to share efficiencies. These price cuts are a reflection of two trends: First, wholesale bulk prices of commercial quantities of full spectrum hemp oil have declined significantly in the past year, and Lexaria is passing those savings on to its customers. Second, Lexaria’s manufacturing and formulation efficiencies have advanced, resulting in lower costs of production.

“ViPova products lead the industry in quality and we now lead the industry in pricing,” said Chris Bunka, CEO. “We believe our new retail pricing of just $1 per serving leads the entire cannabinoid industry and we believe this aggressive new pricing will open up retail distribution opportunities that were previously impossible to penetrate.”

All ViPova teas are now packaged in attractive boxes suitable for retail and counter presentation, with inner plastic bags to preserve freshness.

Shoppers can buy online at www.vipova.com where the new prices have been implemented. The price reductions apply to all teas regardless of flavor or variety. Lexaria encourages shoppers to visit early and complete some of their 2016 holiday season shopping. Holiday season retail sales comprise up to 30% of the entire year’s revenue for many retailers.

More consumers are expected to complete their holiday shopping online in 2016 than those who visit discount stores, electronics stores, grocery stores, or even clothing stores. 87% of shoppers are willing to spend an extra $25 this holiday season on gifts for themselves or others, if tempted by an unusually attractive sale or promotion, according to the National Retail Federation. Online retail sales this holiday season in the US are expected to reach $117 billion.

About Lexaria

Lexaria Bioscience Corp. is a food biosciences company with patented technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also improving taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that the Company’s technology enables higher rates of absorption of certain molecules such as vitamins and cannabinoids while simultaneously masking and at times even eliminating inherent strong flavors and/or odors typical of those molecules, or that the technology will function in a similar manner if tested with THC, nicotine, or any of the other molecules named in our patent applications. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that any license agreement, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria Energy Foods and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.